UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	December 3, 2008

OGE ENERGY CORP.
(Exact Name of Registrant as Specified in Its Charter)

Oklahoma
(State or Other Jurisdiction of Incorporation)

1-12579	73-1481638
(Commission File Number)	(IRS Employer Identification No.)

321 North Harvey, P.O. Box 321, Oklahoma City, Oklahoma	73101-0321
(Address of Principal Executive Offices)	(Zip Code)

405-553-3000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

            Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

OGE Energy Corp. (the “Company”) is the parent company of Oklahoma Gas and Electric Company, a regulated electric utility with approximately 769,000 customers in Oklahoma and western Arkansas, and Enogex LLC and its subsidiaries, a midstream natural gas pipeline business with principal operations in Oklahoma.

On December 3, 2008, the Company issued a press release announcing that the Company’s Board of Directors has declared a first quarter 2009 dividend of $0.355 per common share of stock, to be paid January 30, 2009, to shareowners of record on January 9, 2009. The dividend amount increased from the previous quarter, which, on an annual basis, would raise the dividend to $1.42 per share from $1.39 per share. For further information, see the attached press release which is furnished as Exhibit 99.01 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

99.01	Press release dated December 3, 2008, announcing OGE Energy Corp. increases quarterly dividend.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OGE ENERGY CORP.
(Registrant)

By:	/s/ Scott Forbes
Scott Forbes
Controller, Chief Accounting Officer
and Interim Chief Financial Officer

December 5, 2008

Exhibit 99.01

OGE Energy Corp. increases quarterly dividend

Company expresses confidence in its business plan

OKLAHOMA CITY -- OGE Energy Corp. (NYSE: OGE) announced today that its Board of Directors has approved an increase in the company’s annual dividend to $1.42 per share from $1.39 per share. It is the company’s third dividend increase in as many years.

The increase is effective with its first-quarter 2009 dividend of $0.355 per common share of stock, to be paid Jan. 30, 2009, to shareowners of record Jan. 9, 2009.

“The dividend increase reflects our confidence in the company’s business plan,” said Pete Delaney, chairman, president and CEO of OGE Energy. “While conditions in the financial markets and national economy are causing us to keep a tight rein on costs, our strong financial position enables us to continue to deliver on our commitment to grow the dividend.”

OGE Energy is the parent company of OG&E, a regulated electric utility, and of Enogex LLC, a midstream natural gas pipeline business.

CLASS OF STOCK:	OGE Energy Corp. Common
DIVIDEND PER SHARE:	$0.355
RECORD DATE:	01/9/09
PAYMENT DATE:	01/30/09